                                     KIMBALL INTERNATIONAL, INC.
                                  COMPUTATION OF EARNINGS PER SHARE
                                   THREE MONTHS ENDED SEPTEMBER 30,
                           (amounts in thousands except per share amounts)
                                             (UNAUDITED)

                                                           1997                       1996
                                                -------------------------   ---------------------
Net income, three months ended September 30, .               $13,029                     $13,521

Dividends declared on common stock:
  Class A -- $0.2875 and $0.2575 per share . .                (2,074)                     (1,873)
  Class B -- $0.2900 and $0.2600 per share . .                (3,925)                     (3,514)
                                                              (5,999)                     (5,387)

Undistributed Earnings . . . . . . . . . . . .               $ 7,030                     $ 8,134

Average number of shares outstanding . . . . .                20,737                      20,795

Undistributed earnings divided
by average number
of shares outstanding  . . . . . . . . . . . .               $ .3390                     $ .3911


                                                Class A      Class B        Class A      Class B

Undistributed earnings per share . . . . . . .  $.3390       $.3390         $.3911       $.3911
Assumed distribution of earnings . . . . . . .   .2875        .2900          .2575        .2600
Earnings per share . . . . . . . . . . . . . .  $.6265       $.6290         $.6486       $.6511

Rounded. . . . . . . . . . . . . . . . . . . .  $  .63       $  .63         $  .65       $  .65












                                                           Part I-Exhibit(11)